Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Givbux, Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated April 14, 2025, of the consolidated financial statements of Givbux, Inc. as of December 31, 2024, for the year ended December 31, 2024. The report of Givbux, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/s/ Lateef Awojobi
LAO PROFESSIONALS

PCAOB No:7057

Lagos, Nigeria

July 22, 2025